Exhibit 99.1

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT dated as of October 17, 2006 (the “Agreement”) by and among Reuters Limited, a company incorporated under the laws of England and Wales (“Reuters Limited”), Reuters JV Switzerland, Sarl, a corporation formed under the laws of Switzerland and an indirect wholly owned subsidiary of Reuters Limited (“Seller” or “Reuters”), Dow Jones & Company, Inc., a Delaware corporation (“Dow Jones”), DJBI, LLC, a Delaware limited liability company and a wholly owned subsidiary of Dow Jones (“DJBI”) and Dow Jones Reuters Business Interactive LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Seller will become the owner of 450 shares of Class B Common Stock, par value $0.01 per share (the “Shares”), and 50 shares of Series A Preferred Stock, par value $0.01 per share (the “Preferred Shares”), in each case of a Delaware corporation (“NewCo”), to be created pursuant to the Formation and Contribution Agreement in the form attached as Exhibit A (the “Formation and Contribution Agreement”);

WHEREAS, Dow Jones intends to cause one or more of its affiliates (“Buyer”) to purchase, and Reuters intends to sell, the Shares for the Purchase Price in cash payable on the Closing Date, subject to adjustment as set forth in Section 1.6;

WHEREAS, simultaneously with the execution of this Agreement, Dow Jones, DJBI, Reuters, Reuters Limited, Reuters Holdings Limited, a company incorporated under the laws of England and Wales (“Reuters Holdings”), Dow Jones Business Interactive Ltd., a company incorporated under the laws of England and Wales and a subsidiary of the Company (“Factiva UK” and together with the Company and the subsidiaries of Factiva UK and the Company, the “Factiva Group”) and the Company are also executing a Unit Purchase Agreement (the “Unit Purchase Agreement”) pursuant to which, among other things, Dow Jones has agreed to cause Buyer to purchase, and Reuters, Reuters Limited and Reuters Holdings have agreed to sell, the following interests (the “Units”): all of Seller’s interest in the Company, and Reuters Holdings’ and Reuters’ two (2) ordinary shares in Factiva UK and two (2) ordinary shares in Dow Jones Business Interactive (Singapore) Pte Ltd., a company organized under the laws of Singapore and a subsidiary of Factiva UK.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Transactions.

1.1. Purchase and Sale of Shares. On the Closing Date, Seller shall sell, deliver and transfer to Buyer, and Dow Jones shall cause Buyer to purchase, all of the right, title and interest of Seller in and to the Shares, free and clear of all liens, security interests, encumbrances, mortgages, pledges or other restrictions (“Encumbrances”). The aggregate purchase price for the Shares to be paid by Buyer shall be an amount determined in accordance with the Section 1.3 hereto (the “Purchase Price”). Dow Jones shall cause Buyer to pay the Estimated Purchase Price (as defined is Section 1.4) at the Closing by wire transfer of immediately available funds to an account specified by Reuters to Dow Jones in writing at least two business days prior to the Closing Date (as defined in Section 1.2). The term “business day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or in London, England or is a day on which banking institutions located in such state or city are authorized or required by law or other governmental action to close.

1.2. Closing Date. Subject to the satisfaction or waiver of all conditions set forth in Article 5, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, as soon as practicable, but in no event later than five business days after the satisfaction or waiver of the conditions set forth in Article 5 (excluding those conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other time, place in New York, New York or manner (including via facsimile) as may be mutually agreed to by the parties hereto (the date on which the Closing occurs being referred to in this Agreement as the “Closing Date”).

1.3. Purchase Price. The Purchase Price shall be equal to (except as otherwise set forth in this Section 1.3, all calculations in this Section 1.3 shall be calculated on a consolidated basis for NewCo and its subsidiaries as of the Closing Date, after giving effect to the transactions specified in the Formation and Contribution Agreement, prepared in accordance with U.S. generally accepted accounting principles, applied in a manner consistent with the Company’s financial statements, including NewCo’s (and not Reuters’ or Dow Jones’ or DJBI’s) accounting methods, policies, practices and procedures, with consistent classifications, valuation techniques and procedures, judgments, thresholds and estimation methodology reflected or assumed therein, it being understood that the intercompany accounts between the Company and its subsidiaries, on the one hand, and NewCo and its subsidiaries, on the other hand, shall not be eliminated in such consolidated accounts):

(a)	$160,000,000 multiplied by the Share Allocation; plus

(b)	50% of the Working Capital Adjustment; plus

(c)	50% of the Cash Balance.

Attached hereto as Schedule I is a sample estimated calculation of the Purchase Price based on information provided by the Company, assuming the Closing Date was August 31, 2006 and without giving effect to the transactions contemplated by the Formation and Contribution Agreement.

“Adjusted Working Capital” means (i) the current assets of NewCo and its subsidiaries, excluding items included in the calculation of the Cash Balance and after giving effect to the transactions in Section 4.5 of this Agreement, minus (ii) the current liabilities of NewCo and its subsidiaries, after giving effect to the transactions in Section 4.5 of this

Agreement. For purposes of this definition, the parties shall convert any amounts stated in currency other than Dollars into Dollars based on the noon buying rate in the City of New York for cable transfer as certified for customs’ purposes by the Federal Reserve Bank of New York for the Closing Date; provided that for the Estimated Purchase Price (as defined in Section 1.4) calculation the rate used shall be the rate for the business day immediately preceding the calculation date for the Estimated Purchase Price. Notwithstanding anything to the contrary herein, the sum of the Adjusted Working Capital and the Adjusted Working Capital as defined in the Unit Purchase Agreement shall equal the same sum calculated as if the transactions contemplated by the Formation and Contribution Agreement and the Unit Purchase Agreement had not occurred.

“Baseline Working Capital” is equal to the sum of the Adjusted Working Capital as of the end of each of the twelve months ending on the latest calendar month prior to the Closing for which a balance sheet of the Company has been prepared and delivered to Dow Jones and Reuters (calculated before giving effect to the transactions contemplated by the Formation and Contribution Agreement and provided that any intercompany accounts between the Company and its subsidiaries, on the one hand, and NewCo and its subsidiaries, on the other hand, are eliminated through consolidation) divided by twelve, and then multiplied by (x) one minus (y) the Unit Allocation (as such term is defined in the Unit Purchase Agreement) (the Unit Allocation expressed as a fraction). The agreed Adjusted Working Capital amounts as at the end of each of the twelve calendar months preceding the date of this agreement are set out on Schedule II hereto.

“Buyer Settlement Amount” means (i) all amounts owed by NewCo or its subsidiaries to Dow Jones or its affiliates, minus (ii) all amounts owed by Dow Jones or its affiliates to NewCo or its subsidiaries, in each case settled or deemed settled in accordance with Section 4.5 of this Agreement.

“Cash Balance” means all cash, cash equivalents, marketable securities and instruments of NewCo or its subsidiaries (after giving effect to the transactions contemplated by Section 4.5). For purposes of this definition, the parties shall convert any amounts stated in currency other than Dollars into Dollars based on the noon buying rate in the City of New York for cable transfer as certified for customs’ purposes by the Federal Reserve Bank of New York for the Closing Date; provided that for the Estimated Purchase Price calculation the rate used shall be the rate for the business day immediately preceding the calculation date for the Estimated Purchase Price.

“Seller Settlement Amount” means (i) all amounts owed by NewCo or its subsidiaries to Reuters or its affiliates, minus (ii) all amounts owed by Reuters or its affiliates to NewCo or its subsidiaries, in each case settled in accordance with Section 4.5 of this Agreement.

“Share Allocation” shall mean the percentage to be allocated to the Shares of the total $160,000,000 (the “Total Value”) to be allocated among the NewCo Class B Shares, the Series A Preferred Shares (as defined in the Formation and Contribution Agreement, which shall be allocated the value of their aggregate liquidation preference as determined in accordance with the Formation and Contribution Agreement) and the Units (i) as

mutually agreed upon by Dow Jones and Reuters within 30 days of the date hereof or (ii) if Dow Jones and Reuters do not agree upon such allocation within such 30 day period, as determined by an appraiser to be mutually agreed upon by Dow Jones and Reuters (and to the extent the parties can not agree upon an appraiser within 15 days of the expiration of such 30 day period, such appraiser to be chosen by the President of the American Arbitration Association), with such appraiser allocating the Total Value by the relative values of the Company and NewCo immediately preceding the transactions contemplated by this Agreement, the Unit Purchase Agreement and the other Transaction Documents (as defined in the Unit Purchase Agreement), and such appraiser shall complete and deliver to the parties such allocation within 30 days after its appointment. The allocation of the Total Value determined pursuant to either (i) or (ii) above shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud and shall be referred to herein as the “Final Allocation”. Dow Jones and Reuters each agree to report (and to cause their respective affiliates to report) the transactions contemplated by this Agreement, the Unit Purchase Agreement and the other Transaction Documents for all purposes (including all tax and accounting purposes) in a manner consistent with the Final Allocation except to the extent a different allocation or reporting is required by changes after the date hereof to the applicable accounting or legal rules or principles.

“Working Capital Adjustment” means the Adjusted Working Capital less the Baseline Working Capital (which adjustment may be negative).

1.4. Purchase Price Estimate. No later than five business days prior to the Closing Date, Dow Jones shall deliver to Reuters a written statement setting forth Dow Jones’s good faith estimate of the Purchase Price (the amount of such estimate, the “Estimated Purchase Price”), the components thereof, together with reasonable supporting detail, which estimate shall be reasonably satisfactory to Reuters in its good faith determination. At the same time, NewCo will deliver to Dow Jones and Reuters a schedule of NewCo’s and its subsidiaries’ cash and cash equivalents, marketable securities and instruments as of a date no earlier than two business days prior to the date such schedule is delivered.

1.5. Delivery of Shares. At the Closing, Seller shall deliver to Buyer against receipt of the Estimated Purchase Price, certificates representing the Shares, accompanied by a duly executed stock power.

1.6. Purchase Price Adjustment.

(a) Closing Statement. As promptly as practicable after the Closing, but in no event more than 75 days after the Closing Date, Dow Jones shall in good faith prepare and deliver to Reuters a statement (the “Closing Statement”) indicating NewCo’s calculation of the Purchase Price and the components thereof, together with reasonable supporting detail (all calculations shall be done in the same manner as set forth in Section 1.3 and Schedule I). The Closing Statement shall be prepared in accordance with U.S. generally accepted accounting principles, applied in a manner consistent with NewCo’s financial statements, including NewCo’s (and not Reuters’ or Dow Jones’ or DJBI’s) accounting methods, policies, practices and procedures, with consistent classifications, valuation techniques and procedures, judgments, thresholds and estimation methodology reflected or assumed therein, it being understood and agreed that, for purposes of determining the Cash Balance and Adjusted Working Capital, any amounts stated in a currency other than Dollars shall be converted into Dollars in accordance with the methodology described in the definitions of “Cash Balance” and “Adjusted Working Capital”.

(b) Purchase Price Audit Period. After receipt of the Closing Statement, Reuters shall have 30 days to review the Closing Statement, together with the work papers used in the preparation thereof. Dow Jones shall (i) provide Reuters and its representatives reasonable access during normal business hours to all relevant work papers, trial balances and other financial information to the extent necessary or useful to complete the review of the Closing Statement, and (ii) cooperate with Reuters and its representatives’ reasonable requests with respect to the review of the Closing Statement, including by providing on a timely basis all information necessary or useful in reviewing the Closing Statement. Unless Reuters delivers written notice to Dow Jones on or prior to the 30th day after Reuters’ receipt of the Closing Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Reuters shall be deemed to have accepted and agreed to the calculation of the Purchase Price set forth on the Closing Statement. If Reuters notifies Dow Jones of its objection to the calculation of Purchase Price as set forth on the Closing Statement, Dow Jones and Reuters shall, within 30 days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive (other than as a result of manifest error or fraud).

(c) Dispute Resolution. If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to an accounting firm of national standing mutually agreed to by Dow Jones and Reuters in good faith (the “Neutral Auditors”). If Dow Jones and Reuters do not agree in good faith within ten days of the end of the Resolution Period, the Neutral Auditors shall be chosen by the President of the American Arbitration Association. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 1.6 and the presentations by Dow Jones and Reuters, and not by independent review, only those issues still in dispute. Dow Jones and Reuters shall instruct the Neutral Auditors to make its determination within 30 days of the dispute being submitted for their determination and that the Neutral Auditors’ determination shall be set forth in a written statement delivered to Dow Jones and Reuters and the Neutral Auditors’ determination shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The Neutral Auditors shall have exclusive jurisdiction over, and resort to the Neutral Auditors as provided in this Section 1.6(c) shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 1.6. The fees, costs and expenses of the Neutral Auditors shall be paid by Dow Jones, on the one hand, and Reuters, on the other hand, in inverse proportion (based on value) as Dow

Jones and Reuters, respectively, prevail on any disputed matters, as determined by the Neutral Auditors. The term “Final Closing Statement” shall mean the definitive Closing Statement agreed to (or deemed to be agreed to) by Dow Jones and Reuters in accordance with Section 1.6(b) or resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.6(c) (in addition to those items theretofore agreed to by Dow Jones and Reuters). The “Final Purchase Price” shall mean the Purchase Price set forth in the Final Closing Statement.

(d) Purchase Price Adjustment. If the Estimated Purchase Price paid by Buyer exceeds the Final Purchase Price, then Seller shall pay Buyer within five business days of the date the Purchase Price became the Final Purchase Price, an amount equal to such excess (plus interest on such excess at the prime rate, as reported in The Wall Street Journal, calculated from and including the Closing Date until but excluding the date of such settlement). If the Estimated Purchase Price paid by Buyer is less than the amount of the Final Purchase Price, then Dow Jones shall cause Buyer to pay Seller within five business days of the date the Purchase Price became the Final Purchase Price, an amount equal to such deficiency (plus interest on such deficiency at the prime rate, as reported in The Wall Street Journal, calculated from and including the Closing Date until but excluding the date of such settlement).

1.7. Buyer. No later than five business days prior to the Closing Date, Dow Jones shall designate in writing to Reuters the name and jurisdiction of organization of each Buyer. If Dow Jones designates more than one Buyer, such designation shall also include the allocation of Shares among the Buyers.

2. Representations and Warranties of Reuters. Reuters hereby represents and warrants to Dow Jones and DJBI:

2.1. Title to the Shares; No Proxies. As of the Closing Date, Seller will have, and upon the consummation of the transactions contemplated by this Agreement, Seller will have full power and the right to transfer the legal and beneficial title to the Shares free and clear of any Encumbrances. Reuters has not granted any proxy with respect to the Shares. After giving effect to the transactions contemplated by this Agreement, Reuters will not own directly or indirectly any equity interest in NewCo or any of its subsidiaries other than the Preferred Shares.

2.2. Consents. Except for the Regulatory Approvals (as defined in Section 4.4), Reuters is not required to obtain any permit, authorization, consent or approval of or by, or make any notification to or filing with, (i) any multinational or supranational, federal, provincial, state, regional, municipal, local or other government or governmental body, (ii) any division, agent, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any government or governmental body covered under clause (i), (iii) any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any body or other entity under clause (i) or (ii) (each entity described under clause (i), (ii) and (iii), a “Governmental Entity”) or (iv) any other person or entity, in each case, in connection with the execution, delivery and performance by Reuters to this Agreement or the consummation by Reuters of the transactions contemplated by this Agreement.

2.3. Non-Public Information. Reuters acknowledges and agrees that (a) Dow Jones or DJBI may be in possession of material, nonpublic information relating to NewCo and its subsidiaries and, in that event, Dow Jones and DJBI will not disclose such information to Reuters, (b) neither Dow Jones nor DJBI has any obligation to disclose to Reuters any such material, nonpublic information, (c) Reuters is not relying on there having been disclosed any such material or potentially material, nonpublic information which is not disclosed, (d) any such undisclosed, material, nonpublic information may be materially favorable to the value of the Shares, and if Reuters was in possession of some or all of any such information, Seller might not sell any or all of the Shares to Buyer and (e) Seller is prepared to sell the Shares to Buyer on the foregoing basis and hereby waives any right to rescind or invalidate the sale of the Shares to Buyer or to seek any damages or other remuneration from Buyer based on the possession of any such material, nonpublic information by Dow Jones or DJBI or the lack of possession of any such material, nonpublic information by Reuters.

3. Representations and Warranties of Dow Jones and DJBI. Dow Jones and DJBI hereby jointly and severally represent and warrant to Reuters:

3.1. Consents. Except for the Regulatory Approvals, neither Dow Jones nor DJBI is required to obtain any permit, authorization, consent or approval of or by, or make any notification to or filing with, any Governmental Entity or any other person or entity, in each case, in connection with the execution, delivery and performance by either Dow Jones or DJBI to this Agreement or the consummation by either Dow Jones or DJBI of the transactions contemplated by this Agreement.

3.2. Securities Law Matters. Dow Jones and DJBI understand and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under any state securities or “blue sky” or non-U.S. securities laws. Each of Dow Jones and DJBI (i) has knowledge and experience in financial and business matters such that each of Dow Jones and DJBI is capable of evaluating the merits and risks of purchasing the Shares, and (ii) is able to bear the economic risk of an investment in the Shares for an indefinite period of time, including the complete loss of any such investment. Buyer is acquiring the Shares solely for Buyer’s own account for investment and not with a view to or for sale in connection with any distribution thereof.

3.3. Non-Public Information. Dow Jones and DJBI acknowledge and agree that (a) Reuters may be in possession of material, nonpublic information relating to NewCo and its subsidiaries and, in that event, Reuters will not disclose such information to Dow Jones or DJBI, (b) Reuters has no obligation to disclose to Dow Jones or DJBI any such material, nonpublic information, (c) neither Dow Jones nor DJBI is relying on there having been disclosed any such material or potentially material, nonpublic information which is not disclosed, (d) any such undisclosed, material, nonpublic information may be materially adverse to the value of the Shares, and if either Dow Jones or DJBI was in possession of some or all of any such information, Buyer might not buy any or all of the Shares from Seller and (e) Dow Jones is prepared to cause Buyer to buy the Shares from Seller on the foregoing basis and hereby waives any right to rescind or invalidate the sale of the Shares from Seller or to seek any damages or other remuneration from Seller based on the possession of any such material, nonpublic information by Reuters or the lack of possession of any such material, nonpublic information by Dow Jones or DJBI.

3.4. Tax Matters. NewCo has not entered into any agreements or understandings with respect to the issuance of its shares or the incurrence of liabilities except as provided in the transactions contemplated by the Formation and Contribution Agreement, the Unit Purchase Agreement and the Share Purchase Agreement.

4. Certain Covenants.

4.1. Confidentiality.

(a) Except to the extent required by applicable law, or stock exchange regulation or request, or as contemplated by the terms of this Agreement, each of Dow Jones and Reuters agrees not to, and agrees to cause its affiliates and NewCo and its affiliates not to, without prior written approval of the other parties, disclose to any person, or make any press release or other public announcement regarding, any of the terms or conditions of the transactions contemplated by this Agreement, the Unit Purchase Agreement or any of the other Transaction Documents, other than press releases to be issued by Dow Jones and/or Reuters promptly following the execution of this Agreement in the forms previously agreed to by the parties.

(b) After the Closing, Reuters agrees not to, and agrees to cause its affiliates not to, use for the benefit of Reuters or any of its affiliates, or disclose to any other person, except as set forth in Section 4.1(c), any information concerning (x) Dow Jones or its affiliates obtained by Reuters or its affiliates in connection with or relating to the negotiation or performance of this Agreement, the Unit Purchase Agreement or the other Transaction Documents and/or the transactions contemplated hereby and thereby and/or in connection with Dow Jones’ and its affiliates’ ownership in NewCo and transactions with NewCo prior to the Closing or (y) the Factiva Group; provided, however, such information shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure in breach of this or any other obligation of confidentiality of Reuters or its affiliates to the Factiva Group, Dow Jones or its affiliates, (ii) becomes available to Reuters or its affiliates after the Closing Date on a non-confidential basis from a source other than the Factiva Group, Dow Jones or its affiliates, which source did not have an obligation of confidentiality to the Factiva Group, Dow Jones or its affiliates or (iii) is developed by Reuters or its affiliates independently (including in connection with its editorial or reporting operations).

(c) After the Closing, Dow Jones agrees not to, and agrees to cause its affiliates (including the Factiva Group and NewCo) not to, use for the benefit of Dow Jones or any of its affiliates, or disclose to any other person any information concerning

Reuters and its affiliates obtained by Dow Jones or its affiliates in connection with or relating to the negotiation or performance of this Agreement, the Unit Purchase Agreement or the other Transaction Documents and/or the transactions contemplated hereby and thereby and/or in connection with Reuters’ and its affiliates’ ownership in NewCo and transactions with NewCo prior to the Closing; provided, however, such information shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure in breach of this or any other obligation of confidentiality of Dow Jones or its affiliates to Reuters and its affiliates, (ii) becomes available to Dow Jones or its affiliates after the Closing Date on a non-confidential basis from a source other than Reuters or its affiliates, which source did not have an obligation of confidentiality to Reuters or its affiliates or (iii) is developed by Dow Jones or its affiliates independently (including in connection with its editorial or reporting operations).

(d) Reuters and its affiliates or Dow Jones and its affiliates (each, a “Disclosing Party”) may disclose information required to be kept confidential hereunder to any their respective directors, advisors, employees, representatives (including without limitation, financial advisors, attorneys and accountants) or agents (the “Representatives”) (i) who need to know the information for the purpose of assisting or advising the Disclosing Party in connection with any matters relating to any information required to be kept confidential hereunder, (ii) who are informed by the Disclosing Party of the confidential nature of the information and (iii) who agree to act in accordance with the terms of this Section 4.1.

(e) In the event that the Disclosing Party or its Representatives are requested pursuant to, or required by, applicable law, regulation (including, but not limited to, applicable stock exchange, accounting, tax or Securities and Exchange Commission regulations) or legal process, to disclose any information required to be kept confidential hereunder, the Disclosing Party and its Representatives may furnish such information and shall have no liability hereunder; provided, however, that the Disclosing Party shall give Dow Jones or Reuters, as the case may be, prompt written notice of the information to be disclosed, use commercially reasonable efforts to limit such disclosure to the precise terms of such request and use commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded such information. Nothing herein shall limit Reuter’s or its affiliates’ ability to voluntarily disclose information regarding the Factiva Group to any tax authority consistent with its obligations or policy with regards to tax matters.

(f) Acknowledgements. Each of Reuters and Dow Jones (on its own behalf and on behalf of its affiliates) acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Section 4.1 and that the other parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each of Reuters and Dow Jones further agree to waive any requirement for the security or posting of any bond in connection with such remedy; provided, however, that nothing in this Section 4.1 shall be deemed as a consent to an injunction prohibiting the publication of any Dow Jones or Reuters product or publication or any information therein. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 4.1 but shall be in addition to all other remedies available to Reuters, Dow Jones or DJBI at law or in equity.

4.2. Further Assurances. Reuters and Dow Jones each agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action, including, without limitation, causing their respective affiliates and NewCo to take such actions, as the other party may reasonably request, in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement (including the purchase and sale of the Shares) and to otherwise carry out the intent of the parties hereunder.

4.3. Access. From and after the date hereof, each of Reuters and Dow Jones shall, and shall cause their respective affiliates, NewCo and NewCo’s affiliates to, give Dow Jones and Reuters and their respective affiliates and representatives reasonable access (during regular business hours upon reasonable notice) to all of their books, contracts, commitments and records (including tax returns) that relate to the business, properties or operations of NewCo and its subsidiaries, as well as relevant personnel, as may from time to time be reasonably requested.

4.4. Necessary Filings and Consents. Subject to the terms and conditions of this Agreement, prior to the Closing Date, Dow Jones and Reuters shall, and, where applicable, shall cause their respective affiliates, NewCo and NewCo’s affiliates to, perform all of the obligations required or desirable to be performed by such persons, cooperate in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate, as soon as reasonably practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Dow Jones and Reuters shall, and, where appropriate shall cause their respective affiliates, NewCo and its affiliates to:

(a) apply for all Regulatory Approvals as soon as practicable and, upon applying, use commercially reasonable efforts to promptly obtain, such Regulatory Approvals;

(b) apply for and use commercially reasonable efforts to obtain all other consents, approvals and authorizations reasonably requested by Dow Jones whether before or after the Closing (provided, however, that Reuters shall not be required to commence any litigation, offer or grant any non-de minimis accommodation or concession (financial or otherwise) to any third party or expend any non-de minimis amount of money); and

(c) to use commercially reasonable efforts to oppose, lift or rescind any injunction or restraining or other order against any party to this Agreement seeking to stop, or otherwise adversely affecting the ability of any party to this Agreement to perform and comply with their respective obligations under the Agreement.

As used in this Agreement, “Regulatory Approvals” means the consents, approvals or authorizations of any Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, the consents, approvals or authorizations set forth in Schedule 4.4 to this Agreement.

4.5. Settlement of Intercompany Accounts.

(a) Reuters and Dow Jones agree to prepare and deliver a schedule of the Seller Settlement Amount and the Buyer Settlement Amount, calculated as of the Closing Date, five business days prior to Closing. To the extent that Reuters and Dow Jones are unable to agree on such schedule, each item in dispute shall be excluded from such schedule (the “Excluded Items”) for purposes of the payments to be made on the business day prior to the Closing Date set forth below (and, for the sake of clarity, any such Excluded Items shall be excluded from calculating the estimated Adjusted Working Capital at the Closing but shall be taken into account in calculating the Final Adjusted Working Capital). On the business day prior to the Closing Date, Dow Jones and Reuters agree that:

(i) If the Seller Settlement Amount is a positive number, Dow Jones and Reuters shall cause NewCo to pay to Seller the Seller Settlement Amount;

(ii) If the Seller Settlement Amount is a negative number, Seller shall pay to NewCo the Seller Settlement Amount;

(iii) If the Buyer Settlement Amount is a positive number, Dow Jones may elect to have NewCo pay to Buyer the Buyer Settlement Amount. If Dow Jones does not so elect, NewCo will be deemed to have paid such amount to Buyer for purposes of all purchase price adjustments set forth in Article 1 of this Agreement; and

(iv) If the Buyer Settlement Amount is a negative number, Dow Jones may elect to cause Buyer to pay to NewCo the Buyer Settlement Amount. If Dow Jones does not so elect, Buyer will be deemed to have paid such amount to NewCo for purposes of all calculations to be made under this Agreement.

Dow Jones and Reuters agree that all inter-company amounts included in the calculation of the Seller Settlement Amount (other than the Excluded Items) shall be deemed fully satisfied at Closing.

(b) Each of Dow Jones and Reuters acknowledges and agrees that it shall be solely responsible for all taxes (including without limitation any withholding taxes at either NewCo or any subsidiary thereof) on, or arising out of, or relating to, the payment or the funding of the amounts in accordance with this Agreement.

(c) Changes in Structure. At the request of the either Reuters or Dow Jones, Reuters and Dow Jones each agree to cooperate with each other on considering alternatives to the transactions set forth in Section 4.5(a) above. Reuters and Dow Jones each agree to change the structure of any of these transactions suggested by the other if such change (i) is consistent with the purpose of such transactions and (ii) would have at most a de minimis adverse effect, financial or otherwise, on it and its affiliates (including, in the case of Dow Jones, the Factiva Group).

4.6. Non-Competition and Non-Solicitation.

(a) Non-Competition. Reuters hereby agrees that, for a period commencing on the Closing Date and ending on the earlier of 24 months thereafter and December 31, 2008 (the “Non-Competition Period”), none of Reuters, Reuters Group PLC, or any of its Subsidiaries (collectively, “Reuters Group”), directly or indirectly, shall own any interest in, engage in, conduct or operate, or allow the use of its trademarks for the purpose of branding, any service anywhere in the world that provides non-real time (i.e., such service does not include any substantial real-time content), subscription and/or fixed fee based (as opposed to free or advertising and/or transactional based) electronic information research services that:

(i) consist primarily of archival and/or current awareness (i) news from Reuters Group and (ii) content from multiple third-party newswires, newspapers, periodicals or trade publications, which third-party content excluding content that is, or a substantially identical copy of which is, freely available over the internet substantially contemporaneously with a user being able to access such content over the Restricted Service (as defined below), comprises at least 20% of the content of the service; and

(ii) are designed primarily for use by, or are primarily marketed to, business and information professionals (excluding financial professionals, meaning anyone primarily involved in trading operations, investor relations or corporate finance or treasury) in for-profit business enterprises in their professional capacity (excluding any for-profit business enterprises (x) primarily involved in banking, lending, insurance, financial markets, financial services, or otherwise in the financial industry, or (y) primarily involved in media (i.e., enterprises that generate and/or distribute content)); and

(iii) compete directly with products and services of the Company commercially available as of the date hereof in a manner that would result in or would be reasonably likely to result in a material adverse effect on the Company’s business, financial condition or results of operations (including as the same may be integrated into the operations of Buyer after the Closing Date) in the Americas, EMEA (Europe, the Middle East and Africa) or Asia/Pacific (all of the foregoing collectively, the “Restricted Services”).

For the purpose of this Section 4.6(a) “Subsidiaries” shall mean direct or indirect, majority-owned subsidiaries of Reuters Group PLC.

Notwithstanding the foregoing, nothing contained in this Section 4.6(a) shall be deemed to prohibit Reuters, Reuters Group PLC or any of its Subsidiaries from:

(v) continuing to operate their respective businesses as currently operated;

(w) distributing their content to or through third parties, other than as may be expressly restricted under any other agreement between them and NewCo, Dow Jones or their affiliates;

(x) integrating any third-party services or products into or with Reuters Group services or products at the request of a customer;

(y) owning, solely as a passive investment, shares of capital stock or other interests of any entity, so long as, in the aggregate, Reuters Group do not thereby beneficially own in the aggregate five percent (5%) or more of the outstanding shares or other equity interests of such entity; or

(z) acquiring, whether by merger, consolidation, purchase of assets or stock or otherwise, of any business, entity or group of entities that engages in Restricted Services, provided that the gross revenue received by the business, entity or group of entities from the Restricted Services does not exceed twenty five percent (25%) of the total gross revenue of the business, entity or group of entities, as applicable, during the 12-month period prior to the acquisition of such business, entity or group of entities; provided, however that Reuters Group and its affiliates shall not add, or license in connection with or in contemplation of such acquisition, any news produced or owned by Reuters Group or its affiliates to Restricted Services engaged in or by such business, entity or group of entities during the Non-Competition Period.

(b) Non-Solicitation. Reuters hereby agrees that neither Reuters Group nor any of its affiliates shall, directly or indirectly, (i) from and after the date hereof until the end of the Non-Competition Period, solicit for employment any employee previously agreed to by Reuters and Dow Jones and (ii) from and after the date hereof until the end of the first anniversary of the Closing Date (the “No Hire Period”), hire any employee in the subset of employees in clause (i) previously agreed to by Reuters and Dow Jones. The foregoing provisions of this Section 4.7(b) will not apply to (x) general solicitations (including through the use of advertising or search firms) that does not target such employees, (y) the hiring of any employee (other than, during the No Hire Period, those employees in the subset of employees referred to in clause (ii) above) who approaches or initiates a discussion regarding employment with Reuters Group or any of its affiliates (including any discussions subsequent to such approach or initiation), including as a result of a solicitation permitted by clause (x) or (z), or (z) the solicitation of any such employee who is no longer employed by Dow Jones or its affiliates.

(c) Acknowledgements. Reuters acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section 4.6 and that Dow Jones and DJBI shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Reuters further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 4.6 but shall be in addition to all other remedies available to Dow Jones, or DJBI, at law or in equity.

(d) Savings Clause. If any of the restrictions contained in this Section 4.6 is found by any court of competent jurisdiction to be unenforceable because it is too broad or extends for too long of a period, then such restriction shall nevertheless remain effective but shall be considered amended to have the broadest terms or shortest period of time which such court may find enforceable.

4.7. Taxes. For one year after the Closing, Dow Jones, DJBI and Reuters agree not to take any action (and Dow Jones and DJBI agree to cause NewCo not to take any action) that would cause the Dow Jones Contribution (as that term is defined in the Formation and Contribution Agreement) and the Reuters Contribution (as that term is defined in the Formation and Contribution Agreement) to fail to qualify as a transaction governed by Section 351 of the Code, it being understood that any transaction involving a purchase by Dow Jones (or offer to purchase by Dow Jones) of the Preferred Shares shall not be a transaction prohibited by this Section 4.7.

4.8. Software Licenses. Each of Dow Jones and Reuters agree that where reasonably practicable Reuters will include the Company and NewCo as a licensee under the existing Reuters license for the Licenses (as such term is defined in the SLA Agreement) (the “Software Licenses”) and sufficient to provide the Company and NewCo or their respective subsidiaries with the software and other products as are currently provided to the Company under the Licenses; however the Company and NewCo will be required to pay to Reuters or the relevant member of the Reuters Group any additional license fees payable by Reuters under the relevant licenses (approved by and reasonably acceptable to Dow Jones) in relation to such use. To the extent that Reuters is unable to include the Company and NewCo as a licensee for the relevant Software Licenses, the Company and NewCo will use commercially reasonable efforts to obtain and license the relevant Software Licenses directly (the “Substitute Licenses”)

5. Closing Conditions.

5.1. Conditions Applicable to Reuters, Dow Jones and DJBI. The obligation of Reuters, Dow Jones and DJBI under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) All Regulatory Approvals have been obtained or, in the case of waiting or suspensory periods, have expired or been terminated;

(b) The transactions contemplated by the Formation and Contribution Agreement and Unit Purchase Agreement shall have been consummated;

(c) The transactions contemplated by Section 4.5(a) shall have been consummated;

(d) The Final Allocation, as set forth in the definition of Share Allocation shall have been obtained; and

(e) (i) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restrain or prohibition preventing the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents shall be in effect, (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents and (iii) no Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, retain or otherwise prohibit any of the transactions contemplated by this Agreement and the Transaction Documents.

5.2. Conditions Applicable to Dow Jones and DJBI. The obligation of Dow Jones and DJBI under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Dow Jones or DJBI) of the following conditions as of the Closing Date:

(a) Accuracy of the Representations and Warranties. The representations and warranties of Reuters as set forth in Article 2 hereof shall be true and correct in all material respects on the Closing Date as though made on the Closing Date; and Reuters shall have delivered to Dow Jones a certificate to such effect, dated the Closing Date, signed by an authorized officer of Reuters;

(b) Performance of this Agreement. The covenants and agreements required by this Agreement to be complied with and performed by the other parties to this Agreement other than Dow Jones and DJBI on or prior to the Closing shall have been complied with in all material respects and the other parties shall have delivered to Dow Jones a certificate to such effect, dated the Closing Date, signed by an authorized officer of each other party;

(c) Unit Purchase Agreement. All of conditions to the obligations of Dow Jones and DJBI to close the Unit Purchase Agreement shall be satisfied or waived (excluding those conditions that, by their terms, cannot be satisfied until the closing of the Unit Purchase Agreement) and the closing of the transactions contemplated by the Unit Purchase Agreement shall be consummated simultaneously with the Closing;

(d) Material Consents. Other than consents or approvals that have been obtained or that are reasonably expected by Dow Jones in its good faith judgment to be obtained after the Closing, there are no consents or approvals of any person that is a party to a contract, arrangement or agreement with NewCo or any of its subsidiaries required as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to materially impair the business or operations of NewCo and its subsidiaries or the consummation of the transactions contemplated by this Agreement;

(e) FIRPTA Certificate. At the Closing, Reuters shall deliver to Dow Jones (or at the request of Reuters, NewCo shall deliver to Dow Jones) a certificate (in form and substance reasonably satisfactory to Dow Jones) conforming to the requirements of Treasury Regulations §§1.1445-2(c)(3) and 1.897-2(h); and

(f) Software Licenses. The Company and NewCo shall have obtained the benefit of the Software Licenses, or obtained the Substitute Licenses.

5.3. Conditions Applicable to Reuters. The obligation of Reuters under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Reuters) of the following conditions as of the Closing Date:

(a) Accuracy of the Representations and Warranties. The representations and warranties of Dow Jones and DJBI as set forth in Article 3 hereof shall be true and correct in all material respects on the Closing Date as though made on the Closing Date; and Dow Jones and DJBI shall have delivered to Reuters a certificate to such effect, dated the Closing Date, signed by an authorized officer of each of Dow Jones and DJBI;

(b) Performance of this Agreement. The covenants and agreements required by this Agreement to be complied with and performed by Dow Jones and DJBI on or prior to the Closing shall have been complied with in all material respects and Dow Jones and DJBI shall have delivered to Reuters a certificate to such effect, dated the Closing Date, signed by an authorized officer of each of Dow Jones and DJBI; and

(c) Unit Purchase Agreement. All of conditions to the obligations of Reuters to close the Unit Purchase Agreement shall be satisfied or waived (excluding those conditions that, by their terms, cannot be satisfied until the closing of the Unit Purchase Agreement) and the closing of the transactions contemplated by the Unit Purchase Agreement shall be consummated simultaneously with the Closing.

6. Termination.

6.1. Termination by Both Parties. This Agreement may be terminated prior to the Closing by the mutual consent of Dow Jones and Reuters.

6.2. Termination by Either Party. This Agreement may be terminated by either Dow Jones or Reuters if the Closing shall not have occurred on or before March 31, 2007 (the “Termination Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the covenants and agreements of such party set forth in this Agreement.

6.3. Termination by Reuters. This Agreement may be terminated by Reuters if there shall have been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Dow Jones or DJBI or if any representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Sections 5.3 would not be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of 30 days following notice of such breach or inaccuracy and the Termination Date; provided, however, that Reuters is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Sections 5.2 would not be satisfied.

6.4. Termination by Dow Jones. This Agreement may be terminated by Dow Jones if there shall have been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Reuters or if any representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Sections 5.2 would not be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of 30 days following notice of such breach or inaccuracy and the Termination Date; provided, however, that neither Dow Jones nor DJBI is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Sections 5.3 would not be satisfied.

6.5. Automatic Termination. This Agreement shall automatically be terminated upon termination of the Unit Purchase Agreement or the Formation and Contribution Agreement.

6.6. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 6, all further obligations of the parties under this Agreement (other than Sections 4.1, 8.7, 8.8, 8.9 and 8.10) shall be terminated without further liability of any such party to the other, provided that nothing herein shall relieve any such party from liability for its breach of this Agreement prior to the termination of this Agreement.

7. Indemnification.

7.1. Survival of Representations, Warranties and Covenants. All the terms and conditions of this Agreement, together with all representations, warranties and covenants of the parties contained herein or in any schedule hereto, or in any certificate, document or other instrument delivered in connection herewith shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto, as follows: (i) the representations and warranties in Articles II and III, other than those in Sections 2.1, 2.2 and 3.1, shall, in each case, survive the Closing Date for a period of eighteen months following the Closing Date, (ii) the representations and warranties contained in Sections 2.1, 2.2 and 3.1 shall survive the Closing Date without limit, and (iii) the covenants and agreements (other than the representations and warranties) of the parties shall survive the Closing until performed in accordance with their respective terms; in each case, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof.

7.2. Indemnification.

(a) Reuters shall indemnify Dow Jones and its affiliates and their respective officers, directors, employees and agents (the “Buyer Indemnified Parties”) from and against all claims, liabilities, obligations, losses, damages, judgments or cause of action, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Losses”) incurred or suffered by the Buyer Indemnified Parties arising out of, relating to, or resulting from (i) any inaccuracy or breach of any representation or warranty made by Reuters in this Agreement or (ii) the breach of, or the failure to perform, any covenant or agreement of Reuters made in this Agreement; including in each of (i) and (ii) any Losses suffered by the Buyer Indemnified Parties (without duplication) under the Unit Purchase Agreement or the Formation and Contribution Agreement suffered as a result of such inaccuracy or breach.

(b) Dow Jones and DJBI shall jointly and severally indemnify Reuters and its affiliates and their respective officers, directors, employees and agents (the “Seller Indemnified Parties”) from and against all Losses incurred or suffered by the Seller Indemnified Parties arising out of, relating to, or resulting from (i) any inaccuracy or breach of any representation or warranty made by Dow Jones or DJBI in this Agreement or (ii) the breach of, or the failure to perform, any covenant or agreement of Dow Jones or DJBI made in this Agreement; including in each of (i) and (ii) any Losses suffered by the Seller Indemnified Parties (without duplication) under the Unit Purchase Agreement or the Formation and Contribution Agreement suffered as a result of such inaccuracy or breach, or (iii) any taxes of NewCo imposed on Reuters or any of its affiliates by reason of Reuters or any of its affiliates being jointly or severally liable for taxes of the Company.

(c) Dow Jones will cause NewCo and its subsidiaries to indemnify the Seller Indemnified Parties against all Losses incurred or suffered by the Seller Indemnified Parties arising out of or in connection with the business or operation of NewCo and its subsidiaries after the Closing or in respect of any of the Dow Jones Assumed Liabilities or Reuters Assumed Liabilities (each as defined in the Contribution Agreement dated as of May 17, 1999 by and among Dow Jones, Reuters Holdings and the Company, the “1999 Contribution Agreement”) or such Seller Indemnified Parties’ actions as an officer of the Company or trustee/administrator of any Company Benefit Plan (as defined in the 1999 Contribution Agreement) to the fullest extent permitted by law.

(d) The amount of any indemnity payment made pursuant to this Agreement shall be reduced by any tax benefits, if any, that are actually realized by the party receiving the payment. For these purposes, the tax detriment associated with receiving the indemnification payment shall be taken into account in determining whether the party receiving the payment has realized an actual tax benefit.

7.3. Third Party Claims. In the event that any Buyer Indemnified Party or

Seller Indemnified Party desires to make a claim against Reuters, NewCo and its subsidiaries, or Dow Jones or DJBI, as the case may be, in each case in connection with any third party litigation, arbitration, action suit, proceeding, claim, investigation or demand at any time instituted against or made upon it for which it may seek indemnification under Section 7.2 (a “Third Party Claim”):

(a) The party that seeks indemnification (the “Indemnified Party”) shall promptly notify Reuters, NewCo or Dow Jones, as the case may be (the “Indemnifying Party”), of such Third Party Claim and the Indemnified Party’s claim for indemnification with respect thereto promptly after obtaining notice of such Third Party Claim; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Article 7, except (and then only to the extent that) the Indemnifying Party has actually been prejudiced thereby.

(b) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third Party Claim.

(c) The Indemnifying Party shall not, in the defense of such claim, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless (i) there is no finding or admission of any violation of any applicable law by the Indemnified Party and (ii) the sole relief provided is monetary damages as to which the Indemnifying Party shall pay.

(d) If the Indemnifying Party assumes the defense of the Indemnified Party in connection with such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless (i) the Indemnifying Party shall have failed promptly to assume the defense thereof and employ counsel as provided above or (ii) the named parties to any such Third Party Claim (including impleaded parties) include the Indemnified Party or its affiliates and the Indemnifying Party or its affiliates, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, provided that the Indemnifying Party shall not in any event be responsible hereunder for the fees and expenses of more than one law firm retained by all Indemnified Parties in connection with any Third Party Claim in the same jurisdiction.

(e) If the Indemnifying Party does not assume the defense of a Third Party Claim after receipt of notice of such Third Party Claim from the Indemnified Party under clause (a) above, the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate. The Indemnified Party may not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, or conditioned.

(f) The Indemnified Party shall cooperate in good faith with the Indemnifying Party and its representatives (including, without limitation, its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Third Party Claim (and any appeal arising therefrom). The parties shall cooperate with each other in any notifications to and information requests of any insurers.

8. Miscellaneous.

8.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mails, as follows:

(i) if to Reuters Limited, to:

Reuters Limited

The Reuters Building

South Colonnade

Canary Wharf

London E14 5EP

United Kingdom

Attention: General Counsel

Facsimile: 0171 542 6848

if to Seller, to:

Reuters JV Switzerland, sarl

153 Route De Thonon

1245 Collonge Bellerive

Geneva 1245

Switzerland

With a copy (which shall not constitute notice) to:

Reuters Limited per above

And if either Reuters Limited or Seller, with a copy to (which shall not constitute notice):

Reuters America LLC

The Reuters Building

3 Times Square

New York, NY 10036

Attention: General Counsel

Facsimile: 646 223 4237

(ii) if to Dow Jones or DJBI to:

Dow Jones & Company, Inc.

200 Liberty Street

New York, NY 10281

United States of America

Attention: General Counsel

Facsimile: 212-732-8356

with a copy to the same address,

Attention: President, Dow Jones Enterprise Media Group

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Jeffrey Bagner

Facsimile: (212) 859-4000

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

8.2. Entire Agreement. This Agreement, the Unit Purchase Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the purchase of the Shares and supersedes all prior agreements, written or oral, with respect thereto.

8.3. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

8.4. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the parties.

8.5. Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

8.6. No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights to any person other than Buyer or the Indemnified Parties to the extent of their rights under Article 7.

8.7. Expenses. Each of the parties shall bear its own expenses in connection with the transactions specified herein, except that any filing fees in connection with the Regulatory Approvals and the fees and expenses of any appraiser appointed to determine the Share Allocation shall be borne equally by Reuters and Dow Jones.

8.8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to provisions concerning conflict of laws principles that would require the application of the law of another jurisdiction.

8.9. Jurisdiction. Each of Dow Jones, DJBI, Reuters and the Company (i) consents to submit itself to the personal jurisdiction of Supreme Court of State of New York or any court of the United States, each located in the County of New York, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives and agrees not to plead or claim in any such court that any such legal action or proceeding brought in any such court has been brought in an inconvenient forum and (iv) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any other court other than Supreme Court of State of New York or any court of the United States, each located in the County of New York, New York. Dow Jones, DJBI, Reuters and the Company hereby agree that service of process, summons, notice or document by U.S. registered mail to their respective address set forth in Section 8.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

8.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS PURSUANT HERETO.

8.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.12. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

8.13. Dollars. All references to “US$”, “$” or “Dollars” shall be to United States dollars. Unless otherwise indicated, all payments made in accordance with this Agreement shall be made in United States dollars.

8.14. Reuters Limited Guarantee. Reuters Limited hereby irrevocably,

absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of Seller’s obligations under this Agreement. To the fullest extent permitted by law, Reuters Limited waives presentment to, demand of payment from and protest to any other person of any of the foregoing guaranteed obligations, and also waives notice of acceptance of such guarantee and notice of protest for nonpayment. Reuters Limited hereby waives, for the benefit of Dow Jones, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties.

IN WITNESS WHEREOF, the parties have executed this Agreement in the City of New York, New York on the date first above written.

REUTERS LIMITED

By:	/s/ Christopher J. Ahearn
Name:	Christopher J. Ahearn

REUTERS JV SWITZERLAND, SARL

By:	/s/ Christopher J. Ahearn
Name:	Christopher J. Ahearn

DOW JONES & COMPANY, INC.

By:	/s/ Clare Hart
Name:	Clare Hart

DJBI, LLC

By:	/s/ L. Gordon Crovitz
Name:	L. Gordon Crovitz

DOW JONES REUTERS BUSINESS INTERACTIVE LLC

By:	/s/ Richard Hanks
Name:	Richard Hanks

[Share Purchase Agreement Signature Page]